EXHIBIT 99.1

COSTA MESA, CA--(Marketwire -08/23/11)- Force Fuels, Inc.   (OTC.BB: FOFU.PK - News) (OTCQB: FOFU.PK - News), announced today that it has appointed Charles B. Mathews as its Chief Financial Officer as of September 5, 2011.

Mr. Mathews brings more than 18 years of accounting and management experience to the company. He currently serves as the managing principal of Mathews & Mann, LLC, an accounting and business consulting firm in Phoenix, Arizona. Mr. Mathews has extensive experience with both public and private companies. From December 2007 to March 2009, Mr. Mathews was Interim CFO of Education 2020, a virtual education company focused on students in grades 6-12. From March 2004 to November 2007, Mr. Mathews was Executive Vice President and Chief Financial Officer of Quepasa Corporation, a publicly traded leading Hispanic internet portal. Mr. Mathews has extensive experience in helping companies with turn-around situations and corporate restructuring. Mr. Mathews, a Certified Public Accountant, has a B.A. in Business Administration from Alaska Pacific University and an M.B.A. from Arizona State University.

Tom Hemingway, CEO of Force Fuels stated, "We are pleased to have Mr. Mathews join our team. We believe Mr. Mathews will be of great assistance to us as we continue our efforts as we build for the future growth of the company."

About Force Fuels, Inc.

Force Fuels, Inc.'s primary products of the company are regulated and standardized energy based products, which do not require a marketing or sales force, thus completely eliminating the related expenses. These energy based products include oil, natural gas, solar, wind and hydrogen. In the oil and gas field the company plans to focus on the purchase of marginally producing shallow oil wells, which are relatively inexpensive to operate and can be optimized with existing technologies; the purchase of leases with potential for additional drilling in proven producing areas; and the acquisition of in-house know-how to further optimize production through stimulation, refurbishing and site optimization.

More information can be obtained at www.ForceFuels.com - (949) 783-6723

This press release includes statements that may constitute "forward-looking" statements, usually containing the words "believe," "estimate," "project," "expect" or similar expressions.   These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.   Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements.   Factors that would cause or contribute to such differences include, but are not limited to, acceptance of the Company's current and future products and services in the marketplace, the ability of the Company to develop effective new products and receive regulatory approvals of such products, competitive factors, dependence upon third-party vendors, and other risks detailed in the Company's periodic report filings with the Securities and Exchange Commission.   By making these forward-looking statements, the Company undertakes no obligation to update these statements for revisions or changes after the date of this release.